Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Nvni Group Limited on the Amendment No. 4 to Form F-4 (File No. 333-272688) of our report dated April 3, 2023, which includes an explanatory paragraph as to Mercato Partners Acquisition Corporation’s ability to continue as a going concern, with respect to our audits of the financial statements of Mercato Partners Acquisition Corporation as of December 31, 2022 and for the year ended December 31, 2022 and for the period from February 22, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
West Palm Beach, FL
September 6, 2023